CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 10, 2005, relating to the financial statements and financial highlights, which appears in the June 30, 2005 Annual Report to Shareholders of Franklin Money Fund and The Money Market Portfolios, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
San Francisco, California
August 29, 2005